                                                                    EXHIBIT 3.11


                                  REGULATIONS

                                      OF

                        IDS ENGINEERING MANAGEMENT, LC

                       A Texas Limited Liability Company

     These Regulations of IDS Engineering Management, LC, a Texas limited liability company, executed to be effective as of July 30, 2001, are adopted, executed and agreed to by the sole Member (as defined below).

     1. FORMATION. IDS Engineering Management, LC (the "COMPANY") has been organized as a Texas limited liability company under and pursuant to the Texas Limited Liability Company Act (the "ACT").

     2. SOLE MEMBER. Industrial Data Systems Corporation, a Nevada corporation, shall be the sole member of the Company (the "MEMBER").

     3. CONTRIBUTIONS. The Member has made an initial contribution to the capital of the Company in the amount of $1,000. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

     4. DISTRIBUTIONS. The Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company.

     5. SINGLE-MEMBER LIMITED LIABILITY COMPANY FOR TAX PURPOSES. The Member hereby states that it is its intention that the Company shall be treated as a disregarded entity for purposes of United States federal income tax laws, and further states that it will not take any position or make any election, in a tax return or otherwise, inconsistent herewith. In furtherance of the foregoing, the Company will file its results of operations as part of the Member's income tax return for each year for United States federal income tax purposes.

     6.  INDEMNIFICATION.

          (a) RIGHT TO INDEMNIFICATION. Subject to the limitations and conditions as provided in this Section 6, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "PROCEEDING"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such person is or was a member of the Company or while such member of the Company is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise shall be indemnified by the

     Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such Proceeding, and indemnification under this Section 6 shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder. The rights granted pursuant to this Section 6 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification, or repeal. It is expressly acknowledged that the indemnification provided in this
     Section 6 could involve indemnification for negligence or under theories of strict liability.

          (b) ADVANCE PAYMENT. The right to indemnification conferred in this
     Section 6 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a person of the type entitled to be indemnified under Section 6 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of a written affirmation by such person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Section 6 and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section 6 or otherwise.

          (c) INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS. The Company shall indemnify and advance expenses to an officer of the Company to the extent required to do so by the Act or other applicable law. The Company, by adoption of a resolution of the Member, may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the Member under this Section 6; and the Company may indemnify and advance expenses to persons who are not or were not members, officers, employees, or agents of the Company but who are or were serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any liability asserted against such person and incurred by such person in such a capacity or arising out of its status as such a person to the same extent that the Company may indemnify and advance expenses to the Member under this Section 6.

          (d) APPEARANCE AS A WITNESS. Notwithstanding any other provision of this Section 6, the Company may pay or reimburse expenses incurred by the Member in connection with its appearance as a witness or other participation in a Proceeding at a time when it is not a named defendant or respondent in the Proceeding.

          (e) NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the advancement and payment of expenses conferred in this Section 6 shall not be exclusive of any other right which the Member may have or hereafter acquire under any law, provision of these Regulations or otherwise.

          (f) INSURANCE. The Company may purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a member, officer, employee, or agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Section 6.

          (g) MEMBER NOTIFICATION. To the extent required by law, any indemnification of or advance of expenses to the Member in accordance with this Section 6 shall be duly recorded in the official documentation of the Company within the 12-month period immediately following the date of the indemnification or advance.

          (h) SAVINGS CLAUSE. If this Section 6 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless the Member or any other person indemnified pursuant to this Section 6 as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative to the full extent permitted by any applicable portion of this Section 6 that shall not have been invalidated and to the fullest extent permitted by law.

     7. AMENDMENT OF REGULATIONS. Any amendment or supplement to these Regulations shall only be effective if in writing and if the same shall be consented to and approved by the Member.

     8.  MANAGEMENT.

          (a) The management of the Company is fully reserved to the Member, and the Company shall not have "managers" as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, who shall make all decisions and take all actions for the Company.

     9.  OFFICERS.

          (a) The Member may, from time to time, designate one or more persons to be the officers of the Company. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. The Member may assign titles to particular officers. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Texas Business Corporation Act, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. Each officer shall hold office until such officer's successor shall be duly designated and shall qualify or until such officer's death or until such officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Member.

          (b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Member whenever in its judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Member.

     10. DISSOLUTION. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Article 6.01(A)(5) of the Act) will cause the Company to dissolve.

     11. GOVERNING LAW. THESE REGULATIONS ARE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

     EXECUTED as of the day and year first written above.

                              SOLE MEMBER:

                              INDUSTRIAL DATA SYSTEMS
                                 CORPORATION



                              By:
                                 ----------------------------------------
                                    William A. Coskey, President